Exhibit 99.1

FOR IMMEDIATE RELEASE ON: June 8, 2017	MEDIA CONTACT: Gigi Ganatra Nordstrom, Inc. 206-303-3030 gigi.ganatra@nordstrom.com

INVESTOR CONTACT: Trina Schurman Nordstrom, Inc. 206-303-6503 trina.schurman@nordstrom.com

Nordstrom Announces Exploration of Going Private Transaction by

Nordstrom Family and Formation of Special Committee

SEATTLE – June 8, 2017 – Nordstrom, Inc. (NYSE: JWN) announced today that members of the Nordstrom family – Company Co-Presidents Blake W. Nordstrom, Peter E. Nordstrom, and Erik B. Nordstrom, President of Stores James E. Nordstrom, Chairman Emeritus Bruce A. Nordstrom, and Anne E. Gittinger – have formed a group (the “Group”) to explore the possibility of pursuing a “going private transaction” involving the acquisition by the Group of 100% of the outstanding shares of common stock of the Company. The Group has not made a proposal to the Company regarding any such transaction.

The Company’s board of directors has formed a special committee (the “Special Committee”) comprised of the independent directors to act on behalf of the Company in connection with such exploration by the Nordstrom family and any possible transaction. The Special Committee has retained Centerview Partners LLC to serve as its financial advisor and Sidley Austin LLP to serve as its legal counsel.

No assurances can be given regarding the terms and details of any transaction, that any proposal will be made by the Group, that any proposal made by the Group regarding a proposed transaction will be accepted by the Special Committee, that definitive documentation relating to any such transaction will be executed, or that a transaction will be consummated in accordance with that documentation, if at all.

ABOUT NORDSTROM

Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 354 stores in 40 states, including 122 full-line stores in the United States, Canada and Puerto Rico; 221 Nordstrom Rack stores; two Jeffrey boutiques; and two clearance stores. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com and HauteLook. The Company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its seven clubhouses. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to, risks related to disruption of management’s attention from the Company’s ongoing business operations due to the exploration of a possible “going private transaction” by the Nordstrom family and the effect of the announcement of the exploration of such a transaction on the Company’s relationships with its customers, suppliers, partners, operating results and business generally. Our SEC reports, including our Form 10-K for the fiscal year ended January 28, 2017, contain other information other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.